Exhibit 99.1

Filed by WASHINGTON FEDERAL, INC. (Commission File No. 000-25454) pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities and Exchange Act of 1934, as amended

Subject Company: First Mutual Bancshares, Inc. (Commission File No. 005-57091)

Washington Federal, Inc.	First Mutual Bancshares, Inc.
425 Pike Street	400 108th Avenue NE
Seattle, WA 98101	Bellevue, WA 98004
Contact: Cathy Cooper	Contact: John Valaas or Roger Mandery
(206) 777-8246	(425) 455-7300

Monday, July 2, 2007
FOR IMMEDIATE RELEASE

Washington Federal, Inc. to Acquire

First Mutual Bancshares, Inc.

SEATTLE – Washington Federal, Inc. (the “Company” or “Washington Federal”) (NASDAQ: WFSL) and First Mutual Bancshares, Inc. (“First Mutual”) (NASDAQ: FMSB) announced today the signing of a definitive merger agreement. The merger agreement calls for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank into the Company’s wholly owned subsidiary, Washington Federal Savings, in a stock and cash transaction valued at approximately $189.8 million. After consummation of the merger, the combined Company will have 148 offices in eight western states with total assets of approximately $11 billion and total deposits of approximately $6.8 billion.

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Washington Federal to Acquire First Mutual

Roy M. Whitehead, Chairman, President and Chief Executive Officer of Washington Federal, commented, “We are very pleased to achieve our longstanding goal of building a first rate presence in Bellevue and the Eastside with this in-market combination. First Mutual makes our organization stronger by adding a high quality customer base, thirteen excellent branch locations, and a great deal of management and employee talent. We extend a warm and enthusiastic welcome to all as attention now turns to our top priority – continued great service to every single First Mutual customer.”

First Mutual President and Chief Executive Officer, John R. Valaas, stated, “We are very proud to join forces with another strong local company that, like First Mutual, is known for personal service, integrity, and a long history of solid financial performance. Our merger with Washington Federal offers an excellent return to our shareholders, greater lending capacity and a larger branch network to our customers, and enhanced career potential to our employees.”

Under the terms of the merger agreement, shareholders of First Mutual may elect to receive stock and/or cash equal to approximately $27.05 in total consideration for each share of First Mutual common stock they own. Individual shareholder elections will be subject to a procedure outlined in the definitive merger agreement that will result in an aggregate consideration payout equal to 50% cash and 50% stock. The exchange price of Washington Federal common stock will be established as the average closing price during a ten-day period ending five days prior to the closing. If the average closing price during this ten-day period is less than $22.75, Washington Federal can opt in its sole discretion to substitute cash.

The merger is expected to close in the fourth calendar quarter of 2007, pending the receipt of all requisite regulatory approvals and the approval of First Mutual’s shareholders. Management of Washington Federal expects the transaction to be accretive to earnings in 2008.

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Washington Federal to Acquire First Mutual

First Mutual, headquartered in Bellevue, Washington, had total assets of $1.06 billion, total deposits of $771.6 million and total stockholders’ equity of $72.3 million as of March 31, 2007. First Mutual is being advised in this transaction by Keefe, Bruyette & Woods, Inc.

As of March 31, 2007, Washington Federal had $9.9 billion in assets, $6.0 billion in deposits and $1.3 billion in stockholders’ equity.

Forward Looking Statements

This press release may contain forward-looking statements regarding Washington Federal, First Mutual, and the proposed merger. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and the shareholders of First Mutual may fail to approve the consummation of the merger. Washington Federal and First Mutual undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Notice to First Mutual Shareholders

This press release may be deemed to be solicitation material with respect to the proposed acquisition of First Mutual and the issuance of shares of common stock by Washington Federal pursuant to the merger. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the Securities and Exchange Commission (“SEC”). The registration statement will contain a proxy statement/prospectus to be distributed to the shareholders of First Mutual in connection with their vote on the merger. SHAREHOLDERS OF FIRST MUTUAL ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE

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Washington Federal to Acquire First Mutual

PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of First Mutual. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, wwww.sec.gov.

First Mutual and its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Mutual shareholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of First Mutual is set forth in the First Mutual proxy statement for its 2007 annual meeting which was filed with the SEC on March 16, 2007. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and other relevant documents to be filed with the SEC in connection with the proposed merger.

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